
                                                                                                       Exhibit 12.1




                  CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

                              (Dollars in Millions)

                                                                             Year Ended December 31,
                                                              -----------------------------------------------------
                                                                  2000       1999       1998       1997       1996
                                                              ---------  ---------  ---------  ---------  ---------

Net Income                                                       $5,185     $2,070     $1,339     $3,256     $2,607
Income Tax Expense                                                4,085      1,578        495      2,246      2,133

Distributions (Less Than) Greater Than
Equity in Earnings of Affiliates                                   (154)      (258)        25       (353)        83

Minority Interest                                                     6          4          7         11          4

Previously Capitalized Interest
   Charged to Earnings During Period                                 48         59         35         28         24

Interest and Debt Expense                                           460        472        405        312        364

Interest Portion of Rentals(2)                                      246        160        172        151        143
                                                              ---------  ---------  ---------  ---------  ---------

Earnings Before Provision for
   Taxes And Fixed Charges                                       $9,876     $4,085     $2,478     $5,651     $5,358
                                                              =========  =========  =========  =========  =========

Interest and Debt Expense                                         $ 460     $  472    $   405    $   312    $   364

Interest Portion of Rentals(2)                                      246        160        172        151        143

Capitalized Interest                                                 32          9         39         82        108
                                                              ---------  ---------  ---------  ---------  ---------

Total Fixed Charges                                               $ 738     $  641     $  616     $  545     $  615
                                                              =========  =========  =========  =========  =========


                                                              =====================================================
Ratio Of Earnings To Fixed Charges                                13.38       6.37       4.02      10.37       8.71
                                                              =====================================================

(1) Presentation  of 1999 and prior years  revised to conform to  methodology  for calculating Earnings and Fixed Charges prescribed by Item 503 of Regulation S-K, amended in 1998.
(2) Calculated as one-third of rentals.

                                      E-1